Exhibit 10.2

Form 10-QSB for quarter ended December 31, 2003

Restated October 15, 2002

RESTATED LEASE AND OPTION TO PURCHASE

THIS LEASE is made and entered into as of this 6th day of August, 2001, by and between B&L Rentals, L.L.C., a Minnesota limited liability company (“Landlord”), and WATERS INSTRUMENTS, INC., a Minnesota corporation.(“Tenant”).

WITNESSETH:

Landlord and NORTH CENTRAL PLASTICS, INCORPORATED (“NCP”) entered into a certain Lease and-Option to Purchase dated August 6, 2001 (the “Original Lease”)..  NCP has merged into Tenant and Tenant is the surviving corporation of that merger.  Landlord and Tenant desire to amend and restate the Original Lease in the form of this document.

Landlord hereby leases to Tenant, and Tenant leases from Landlord the premises described in Exhibit A attached and hereby made a part hereof, which premises are hereinafter referred to as the “leased premises”.

TO HAVE AND TO HOLD the leased premises and appurtenances for a term of approximately ten (10) years, commencing on the date hereof and ending at 12:00 midnight, June 30, 2011, subject to the following terms and conditions.

ARTICLE 1.  RENT.  Landlord reserves and Tenant covenants to pay to Landlord, without demand, at the place at which notices to Landlord are to be given pursuant to Article 15, base rent for the leased premises as follows:

Period	Monthly Base Rent

Beginning on the date hereof and ending December 31, 2003	$16,666.00

Beginning January 1, 2004 and ending December 31, 2004	$18,750.00

Beginning January 1, 2005 and ending December 31, 2005	$20,833.33

Beginning January 1, 2005 and ending June 30, 2011	$30,000.00

Base rent shall be payable in advance on the first day of each and every calendar month during the term of this Lease.  A pro rata portion of such monthly base rent shall be due for any partial calendar month during the term of this Lease, in proportion to the number of days of such calendar month falling within the term.

ARTICLE 2.  OPTION TO PURCHASE.  Landlord hereby grants to Tenant, and Tenant hereby accepts, the exclusive option to purchase the leased premises (the “Option”) at any time on or after June 30, 2002, and on or before December 31, 2005, for a purchase price (the “Option Price”) equal to Two Million Dollars ($2,000,000), plus any additional amounts necessary to satisfy array Construction Loans pursuant to Article 6, and subject to the other terms and conditions stated in this Article.  Said Option shall be exercisable by written notice to Landlord given by or on behalf of Tenant at, any time on or after May 31, 2002 and on or before December 1, 2005, and the closing of such purchase (“Option Closing”) shall be held on such date as Tenant may specify, but no later than December 31, 2005, or such other date as the parties may mutually agree.

(a)                                  1031 Exchange.  Tenant hereby declares its intent to purchase the leased premises as part of a like-kind exchange under the provisions of Internal Revenue Code Section 1031 and regulations promulgated thereunder.  Notwithstanding the foregoing, Tenant shall have no obligation to purchase the leased premises unless and until Tenant has exercised the Option.  Landlord shall cooperate reasonably with Tenant as Tenant effects a like-kind exchange; provided, that Landlord shall not be required to bear additional costs or liabilities in connection therewith.

(b)                                 Within ten (10) days after exercise of the Option, Landlord shall deliver to Tenant a commitment for a current-form ALTA owner’s policy of title insurance in the amount of.  the Option Price and issued by a title insurance company reasonably acceptable to Tenant.  Tenant shall have a period of ten (10) days after receipt of said commitment to review the same and to make any objections thereto, such objections to be made in writing within said ten (10) day period or deemed waived.  Tenant shall not object to any reservations, restrictions and easements of record as of the date of this Lease which have been disclosed to Tenant by Landlord on or before the date of this Lease.  If any such objections are made, Landlord shall have a period of sixty (60) days within which to cure such objections, during which period the Option Closing shall be postponed and, if necessary, the term of this Lease shall be extended.  If such objections are not cured within such sixty (60) day period, then Tenant shall have the option to either (i) waive such objections and proceed to the Option Closing, or (ii) rescind its notice of exercise of this Option, in which event the term of this Lease shall be extended for a period of ninety (90) days from and after the date such notice of exercise of this Option is rescinded.  Landlord shall pay all charges and exam fees for issuance of the commitment for title insurance, and Tenant shall be responsible for the premium for any policy of title insurance ordered by Tenant.

(c)                                  At the Option Closing, Landlord shall convey good and marketable title to the leased premises to Tenant by general warranty deed, subject to no encumbrances other than reservations, restrictions and easements of record as of the date of this Lease which have been disclosed to Tenant by Landlord on or before the date of this Lease.  This Lease shall automatically terminate as of the date of the Option Closing, and all rents and additional rents payable pursuant to this Lease shall be prorated as of the date of the Option Closing.  Tenant shall assume all unpaid real estate taxes and special assessments, except for real estate taxes attributable to periods prior to the date of this Lease and prorated to the date of this Lease and special assessments which are levied or pending as of the date of this Lease, all of which shall be paid by Landlord.

(d)                                 In the event Landlord defaults in the performance of its obligations under this Article, Tenant shall be entitled to specific performance of Landlord’s obligations hereunder, ‘to recover Tenant’s actual damages incurred by reason of such default, or both, or to terminate its exercise of this Option, in which event the term of this Lease shall be extended for a period of ninety (90) days from and after the date of such termination.  In the event Tenant defaults iii the performance of its obligations under this Article, after exercise of the Option, Landlord shall be entitled to specific performance of Tenant’s obligations hereunder, to Landlord’s actual damages incurred by reason of such default, or both, or to terminate the this Agreement.  In any action to enforce the parties’ obligations with respect to the Option, the prevailing party shall be entitled to recover its reasonable costs and attorneys fees.

(e)                                  In the event the leased premises are subject to any encumbrances on the date of the Option Closing, except as, expressly permitted hereby, all such encumbrances shall be satisfied out of the sale proceeds to Landlord and, if such encumbrances cannot be prepaid, Tenant shall be entitled to assume the same.  Landlord agrees not to place any additional encumbrances against the leased premises during the tern of this Lease.

ARTICLE 3.  NET LEASE.  Without limitation of the specific provisions of this Lease, the parties declare that this Lease shall be construed in all respects to be a .net lease, with all expenses of operating, maintaining and insuring the leased premises, and paying taxes and special assessments and similar charges against the leased premises, to be borne by Tenant, with the exception only of reasonable wear and tear and loss by reason of fire and other casualty insurable under the current “special cause of loss” form of building and personal property insurance policy published by the Insurance Services Office or equivalent (hereinafter referred to as “Standard Hazard Insurance”).

ARTICLE 4.  TAXES AND SPECIAL ASSESSMENTS.  Tenant shall pay, when due and before penalty attaches; all real estate taxes and installments of special assessments, and any similar charges or liens due and payable during the term hereof with respect to the leased premises and improvements situated thereon, provided that election shall be made to pay any special assessment over the longest period allowed by law.  For any partial calendar year within the term or any renewal term of this Lease, Tenant shall be responsible for a pro rata portion of such taxes and special assessments due and payable in such calendar year in proportion to the number of days of such calendar year falling within the term or renewal term of this Lease, and appropriate adjustments shall be made at the beginning of the term and at the end of the term or renewal term hereof.  Notwithstanding the foregoing, Landlord shall be responsible for, and shall pay when due, all real estate taxes and installments of special assessments payable prior to the date of this Lease and prorated to the date of this Lease, and shall pay all special assessments levied or pending as of the date of this Lease.

ARTICLE 5.  MAINTENANCE AND REPAIR.  Tenant hereby accepts the leased premises in the condition they are in.  Tenant, at its sole cost and expense, will keep, maintain and rebuild, if necessary, the leased premises, including any altered, rebuilt, additional or substituted improvements, in good repair and appearance during the term and any renewal term of this Lease, ordinary wear and tear and damage by fire or other casualty insurable under Standard Hazard Insurance excepted.  All repairs made by Tenant shall be at least equal to the original work in class and quality.  Tenant shall put, keep and maintain all portions of the leased premises and the sidewalks, curbs, drives, parking areas, landscaped areas, and passageways adjoining the same in a clean and orderly condition, free of dirt, rubbish, snow; ice and unlawful obstructions.

ARTICLE 6.  ALTERATIONS AND ADDITIONS.  Tenant may, at any time and from time to time during the term and any renewal term of this Lease, at its sole cost and expense, make additions to, alterations of, substitutions and replacements for, and removals from the improvements on the leased premises (hereinafter “alterations”), provided, however, that (i) the total market value of the leased premises shall not be lessened by reason of any such alterations, (ii) any alterations shall be done in a good and first class workmanlike manner, (iii) all such alterations shall be .expeditiously completed in compliance with all laws, ordinances, orders, rules, regulations and requirements applicable thereto, (iv) if Tenant or Tenant’s contractor estimates that any such alterations will cost more than One Hundred Thousand and no/100 Dollars ($100,000.00), Tenant shall give to Landlord notice of its intention to undertake the same at least thirty (30) days prior to commencement of the work, and (v) prior to commencement of the work Tenant shall have obtained all required governmental consents and approvals for such work.  Tenant shall promptly pay for all such alterations and shall hold Landlord harmless from any liens or charges against the leased premises by reason of any such work.  Tenant shall procure and pay for all required permits, certificates and licenses in connection with such alterations.  All such alterations shall become the property of Landlord, except that trade fixtures which may be removed without material damage to the leased premises shall remain the property of Tenant.

Upon Tenant’s exercise of the Option, upon Tenant’s request, Landlord shall enter into one or more contracts for the alteration or improvement of the leased premises as Tenant may specify in Tenant’s discretion (the “Construction Contracts”) subject to the following sentences.  Any such Construction Contract shall, be without recourse to Landlord.  Tenant shall advance and loan to Landlord without recourse any amounts the Construction Contracts specify Landlord is to pay during any period before the Option Closing (the “Construction Loans”).  The Option Price shall be increased upon the Option Closing to an amount equal to Two Million Dollars ($2,000,000) plus the total amount necessary to pay and satisfy the Construction Loans:

ARTICLE 7.  USE OF LEASED PREMISES; COMPLIANCE WITH LAWS; ENVIRONMENTAL COVENANTS.  The leased premises shall be used and occupied by Tenant as an office, warehouse and manufacturing facility and for any other lawful purpose, and such use and occupancy shall be in compliance with all applicable laws, ordinances and governmental regulations.  Without limiting the foregoing, Tenant shall, at Tenant’s expense, make all such improvements and alterations required by reason of Tenant’s use of the leased premises under the Americans with Disabilities Act and shall comply with all Environmental Laws as hereinafter provided, and Landlord shall have no responsibility for the same; provided that Landlord warrants that the leased premises currently comply with all requirements of the

Americans with Disabilities Act and Environmental Laws and Tenant shall have no obligation to remedy any existing violation of the same.  Tenant shall indemnify, defend and hold harmless Landlord from any loss or liability incurred by reason of any failure by Tenant to comply with applicable laws in its use and occupancy of the leased premises from and after the date hereof, and Landlord shall indemnify, defend and hold harmless Tenant from any loss or liability incurred by reason of Landlord’s warranty set forth above in this Article.

As used herein, the following terms shall have the following meanings:

“Environmental, Law” - The Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Water Act, 33 U.S.C. §1321 et seq.; the Clean Air Act, 42 U.S.C. §.7401 et seq.; the Minnesota Environmental Response and Liability Act, Minn. Stat. Chap. 115B; the Minnesota Petroleum Tank Release Cleanup Act, Minn. Stat. Chap. 115C; any other federal, state, county, municipal, local or other statute, law, ordinance or regulation that may relate to pesticides, agricultural or industrial chemicals, wastes, Hazardous Substances (as defined in this Lease), human health or the environment; all regulations promulgated by a regulatory body pursuant to any of the foregoing statutes, laws, regulations, or ordinances and all as may from time to time be amended or subsequently enacted.

“Hazardous Substances” - Asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products, pesticides; fertilizers, or any other substance that is toxic or hazardous, or that is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use; transportation, storage, release or disposal of which is regulated by, any Environmental Law.

Tenant covenants and agrees with Landlord that Tenant shall not use, or permit the use of, the leased premises for the handling, storage, transportation, manufacture, release or disposal of any Hazardous Substances, except for Hazardous Substances of such types and in such quantities as normally used in Tenant’s business as specified in this Article, which are kept and used in compliance with all Environmental Laws.  In addition, the Tenant shall not install or maintain, or permit the installation or maintenance of, any above-ground or underground storage tanks for the storage of petroleum, petroleum by-products or other Hazardous Substances in, about or under the leased premises unless (i) the Tenant has obtained the prior written consent of the Landlord for such installation and maintenance and (ii) the Tenant installs and maintains such above-ground or underground storage tanks in compliance with all applicable Environmental Laws.  Upon the occurrence of an event of .default hereunder or if the Landlord receives information which leads the Landlord, in its reasonable discretion, to believe that a Hazardous Substance is present on or is being handled, stored, transported, manufactured, released or disposed of in, on or about the leased premises, except as permitted above, the Landlord may, at its option, through its employees, agents or independent contractors, enter upon the leased premises and perform, at the Tenant’s expense, environmental tests (including core drilling), studies, investigations and reports from a reputable environmental consultant chosen by Landlord.  If any such environmental reports indicates any presence, handling, storage, transportation, manufacture, release or disposal of Hazardous Substances in, on or about the leased premises, except as permitted above, the Landlord may require the Tenant, at the Tenant’s expense, to refrain from and take remedial action with respect to any such presence, handling, storage, transportation, manufacture, release or disposal to the satisfaction of the Landlord:  The, Tenant shall immediately notify the Landlord in writing of any claim, investigation, administrative proceeding, litigation, regulatory hearing or request or demand for remedial or response action or for compensation which may be proposed, threatened or pending, alleging the presence, handling, storage, transportation, manufacture, release, disposal or improper handling of Hazardous Substances in, on or about the leased premises not permitted hereby.  The Landlord shall have the right, but not the obligation, to join and participate in any such investigation, administrative proceeding, litigation, regulatory hearing or other action, and, unless such investigation, administrative proceeding, litigation, regulatory action or other action is the result of any condition which occurred prior to or exists on the date of this Lease; Tenant shall pay upon demand its attorneys’ fees and expenses in connection therewith.  The Tenant shall not take any remedial or response action or enter into any settlement or other compromise with respect to any claim, investigation, administrative proceeding, litigation, regulatory hearing or request or demand for remedial or response action or for compensation without prior written notice to and consent by Landlord, which consent shall not unreasonably be withheld or delayed.

Tenant shall defend, indemnify and hold Landlord harmless from any and all, claims, actions, damages, costs, expenses and liability suffered or incurred or paid by or asserted against Landlord, including but not limited to reasonable attorneys fees incurred in the defense of such claims and actions, whether for cleanup or other response costs of for damage to property, personal injury or death, and whether to public agencies or authorities or to private persons (i) arising from or with respect to acts or practices of Tenant occurring after the date hereof in violation of any Environmental Law, or (ii) resulting from the presence on or about the leased premises or the release from or onto the leased premises of any Hazardous Substances occurring during the term of this Lease.  The Tenant’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Tenant or subject to any exclusions from coverage in any insurance policy.  Landlord shall defend, indemnify and hold Tenant harmless from any and all claims, actions, damages, costs, expenses and liability suffered or incurred or paid by or asserted against Tenant, including but not limited to reasonable attorneys fees incurred in the defense of such claims and actions, whether for cleanup or other response costs or for damage to property, personal injury or death, and whether to public agencies or authorities or to private persons (i) arising from or with respect to acts or practices on or at the leased premises occurring prior to the date hereof in violation of any Environmental Law, or (ii) resulting from the presence on or about the leased premises or the release from or onto the leased premises of any Hazardous Substances occurring prior to the commencement of the term of this Lease.  The Landlord’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Landlord or subject to any exclusions from coverage in any insurance policy.

The covenants and obligations of Tenant and Landlord contained in this Article shall survive expiration or earlier termination of the term of this Lease.

ARTICLE 8.  UTILITIES.  Tenant will pay or cause to be paid when due all charges for gas, water, sewer, electricity, telephone and other utilities and services used, rendered or supplied to, upon or in connection with the leased premises, and Landlord shall have no responsibility to supply the same.  Without limiting Tenant’s general duty to .maintain and repair, Tenant shall maintain in good order and condition during the term and any renewal term of this Lease all pipes, wires, conduits, boilers and other equipment for the provision of utility services to the leased premises.

ARTICLE 9.  INSURANCE.

(a)                                  Public Liability.  At all times during the term and any renewal term of this Lease, Tenant shall keep in full force and effect at its expense a policy or policies of commercial general liability insurance with respect to the leased.  premises and the business of Tenant and any subtenant, licensee or concessionaire, with companies licensed to do business in the State of Minnesota, in which both Tenant and Landlord shall be named as insureds and adequately covered under reasonable limits of liability not less than $2,000,000 general liability aggregate and $1,000,000 per occurrence.  Tenant shall furnish Landlord with certificates or other acceptable evidence that such insurance is in effect, which evidence shall state that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change or renewal of insurance.

(b)                                 Hazard Insurance.  At all times during the term and any renewal term of this Lease, Tenant shall keep in full force and effect a policy of Standard Hazard Insurance, with companies licensed to do business in the State of Minnesota, covering all improvements on the property in the amount of their full insurable replacement value, naming both Landlord and Tenant as insureds; and shall furnish Landlord with certificates or other acceptable evidence that such insurance is in effect, which evidence shall state that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change or renewal of such insurance.  Tenant may separately or under the same policy insure any trade fixtures, equipment, supplies and other personal property owned by Tenant and located upon the leased premises.

(c)                                  Waiver of Subrogation.  To the extent such waiver does not void or diminish the coverage under any policy, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, or their respective property, to the extent such loss or damage is covered by insurance carried by either Landlord or Tenant or may be insured (regardless of whether coverage is actually in effect) under Standard Hazard Insurance.

ARTICLE 10.  NON-LIABILITY; COVENANTS TO HOLD HARMLESS.  Landlord shall be held harmless by Tenant from any liability for damages to any person or property in or upon the leased premises and the sidewalks adjoining same, including the property of Tenant and its employees and all persons in he building at its or their invitation.  All property kept, stored or maintained in the leased premises shall be so kept, stored or maintained at the sole risk of Tenant.  Tenant agrees to make payment when due for any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the leased premises during the term of this Lease which may be secured by any mechanic’s, materialmen’s or other lien against the leased premises or the Landlord’s interest therein and will cause each such lien to be discharged at the time performance of any obligation secured thereby matures; provided that Tenant may contest such lien by appropriate proceedings which stay the enforcement thereof, upon providing reasonable assurances or security to Landlord that Tenant will pay the amount secured by such lien if found to be valid, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in such event Tenant shall forthwith pay and discharge said judgment.  Landlord shall have the right to post and maintain on the leased premises notice of nonresponsibility under the laws of Minnesota.

ARTICLE 11.  EMINENT DOMAIN.

(a)                                  Entire Premises.  If substantially all of the leased premises shall be taken under the power of eminent domain-then the term of this Lease shall cease as of the day possession shall be taken and the rent shall be paid up to that day with a proportionate refund by Landlord of such rent as may have been paid in advance.

(b)                                 Partial Taking.  If more than ten percent (10%) of the floor space in the building or buildings located on the leased premises shall be taken under the power of eminent domain, Tenant shall have the right to terminate this Lease as of the day possession shall be taken by notice to Landlord given within ten (10) days after possession is so taken.  If more than twenty percent (20%) of the parking area in the leased premises is taken under the power of eminent domain, Tenant shall have the right to terminate this Lease as of the day possession shall be taken by like notice to Landlord, unless Landlord shall provide and make subject to this Lease and part of the leased premises, on or before the day possession shall be taken, a reasonably equivalent substitute parking area.  Tenant shall be allowed a reasonable time not to exceed ninety (90) days after any such termination to vacate the remainder of the leased premises, and rent shall be paid up to the day possession shall be taken or the day Tenant vacates the remainder, of the leased premises, whichever is later.

(c)                                  Continuation of Lease.  In the event this Lease is not terminated pursuant to paragraphs (a) or (b) of this Article, all the terms of this Lease shall continue in effect, except that the base rent shall be reduced in proportion to the reduction in floor space in the building or buildings located on the leased premises as a result of the taking, and Landlord shall, at its own cost and expense, make all necessary repairs or alterations to the basic building or buildings, exterior and interior work to be in conformance with the then existing architectural design of the improvements so, as to constitute the remaining premises a complete architectural unit.

(d)                                 Damages.  In any event all damages awarded for such taking under the power of eminent domain, whether for the whole or a part of the leased premises, shall belong to and be the property of Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the premises; provided, however, that Landlord shall not be entitled to any award made to Tenant for its leasehold improvements made after the date of this Lease, for relocation benefits provided by M.S.A. Section 117.52 or similar successor statute, for “going concern” value of its business, loss of business, fair value of, and cost of removal of stock and fixtures or for temporary requisition of the use or occupancy of the leased premises or a part thereof, which shall belong to Tenant; and provided, however, that the Option Price for the Option granted in Article 2 above shall be reduced by the amount of any such awards paid to Landlord.

(e)                                  Definition.  The term “eminent domain” shall include the exercise of any similar power and any purchase or other acquisition in lieu of condemnation.

ARTICLE 12.  DAMAGE.

(a)                                  Partial or Total Destruction.  In case the leased premises shall be partially or totally destroyed by fire or other casualty insurable under Standard Hazard Insurance so as to become partially or totally untenantable, the same, unless Landlord or Tenant shall terminate this Lease as hereinafter provided, shall be repaired or rebuilt as quickly as practicable at the cost of Landlord (provided that Landlord shall not be responsible for any costs in excess of available insurance proceeds paid or payable by reason of such damage or destruction), and the base rent shall abate during the period of repair in proportion to the portion of the floor space in the building or buildings located on the leased premises that is untenantable or unfit for use by Tenant in its business.

(b)                                 Extensive Damage; Election.  If the building or buildings located on the leased premises shall be destroyed or damaged by fire or other casualty insurable under Standard Hazard Insurance, so as to become wholly untenantable, and the leased premises cannot be repaired or restored within the remaining term of this Lease, then either Landlord or Tenant may terminate this Lease as of the date of such destruction or damage by giving written notice to the other party of such election within thirty (30) days after such damage or destruction.

(c)                                  Effect on Option.  Notwithstanding any provision of this Lease, in the event this Lease is terminated by Landlord by reason of damage to or destruction of the leased premises, Tenant shall have the right to exercise the Option granted in Article 2 hereof by written notice to Landlord given at any time within sixty (60) days after the date of such damage or destruction, whether or not the Option is otherwise exercisable at such time, and upon the Option Closing pursuant to Tenant’s exercise of the Option all insurance proceeds paid or payable by reason of such damage or destruction shall be paid or assigned to Tenant, and the Option Price shall otherwise not be adjusted under this Article.

ARTICLE 13.  SURRENDER; HOLDING OVER.  On the last day of the term hereof or on the sooner termination thereof, Tenant shall peaceably surrender the leased premises in good order, condition and repair, broom-clean, fire and other casualty insurable under Standard Hazard Insurance and reasonable wear and tear only excepted.  Tenant shall repair any damage to the leased premises caused by removal of Tenant’s trade fixtures or equipment.  Any of Tenant’s property, not removed on the last day of the term hereof or on the sooner termination thereof, shall be deemed abandoned.  In the event Tenant remains in possession of the leased premises after the expiration of the term and any renewal term of this Lease without the execution of a new lease but with the acquiescence of Landlord, it shall be deemed to be occupying said leased premises as a tenant from month-to-month, subject to all the conditions, provisions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy.

ARTICLE 14.  DEFAULT; REMEDIES.

(a)                                  Default.  The occurrence of any of the following shall constitute an event of default under this Lease:

1.                                       Tenant shall have failed to pay any installment of base rent to Landlord when the same shall be due and payable and such failure shall continue for a period of ten (10) days after written notice thereof; or

2.                                       Tenant shall have failed to keep in full force and effect the insurance policies required by Article 9 above or shall have failed to pay taxes  and special assessments when due as required by Article 4 above and such failure shall continue for a period of ten (10) days after written notice thereof; or

3.                                       Tenant shall have failed to comply with any other provision of this Lease, and shall not have cured such failure within sixty (60) days after Landlord, by written notice, has informed Tenant of such noncompliance; provided, however, in the case of a default which cannot be cured, with due diligence, within a period of sixty (60) days, Tenant shall have such additional time to cure such default as may be reasonably necessary, provided that Tenant proceeds promptly and with due diligence to cure such default after receipt of said notice; or

4.                                       Tenant shall have filed a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee for it or its property, or any similar petition, or shall have made an assignment for the benefit of creditors, or an order for relief shall have been entered in any proceeding under the federal Bankruptcy Code in which Tenant is named as the debtor; or

5.                                       Any involuntary petition of the type or similar to those referred to in Paragraph 4 of this Subsection (a) shall have been filed against Tenant, and shall not be vacated or withdrawn within one hundred twenty (120) days after the date of the filing thereof.

(b)                                 Remedies.  Whenever any event of default shall have occurred and be subsisting, Landlord may elect either:

1.                                       To cancel and terminate this Lease; or

2.                                       To reenter and take possession of the leased premises, and terminate Tenant’s right to possession of the leased premises, without terminating this Lease or any of Tenant’s obligations for the balance of the term of this Lease.

Landlord may at any time elect to terminate this Lease despite a prior election to exercise its remedies under Paragraph 2 above.  In the event Landlord exercises its remedies under Paragraph 2 above, it may remove all persons and property from the leased premises and store such property at the cost of and for the account of Tenant, may make alterations and repairs and redecorate the premises to the extent deemed by Landlord necessary or desirable, and may relet the premises, or any part thereof, for the account of Tenant, to any person, firm or corporation, other than Tenant, for such tent, for such time and upon such terms as Landlord, in Landlord’s sole discretion, shall determine; but Landlord shall not be required to accept any tenant offered by Tenant or to observe any instruction given by Tenant concerning such reletting.  Any rent and other amounts received by Landlord upon such reletting shall be applied first to the costs and expenses of Landlord in regaining possession of the leased premises, storing property removed from the premises, making alterations or repairs or redecorating the leased premises, and reletting the premises, including, without limitation, brokerage and reasonable attorneys fees, then to the rentals and other obligations of Tenant under this Lease, and any surplus shall be paid to Tenant.

ARTICLE 15.  NOTICES.  Any notice required or permitted under this Lease shall be deemed sufficiently given or served when personally delivered (in person, by commercial courier service, by facsimile with confirmed transmission, or otherwise) or forty-eight (48) hours after mailed by registered or certified mail to Tenant at:

Waters Instruments, Inc.’

2950 Xenium Lane North

Suite 108 .

Plymouth, MN 55441.

Facsimile No.:  763/509-7450

Attention:  Gerald W. Grabowski

and to Landlord at:

Jon Berg and Ronald Langlie

B&L Rentals, L.L.C.

906 Fifth Avenue East

Ellendale, MN 56026

Facsimile No.:

and either party may by like written notice at any time designate a different address to which notices shall subsequently be sent.

ARTICLE 16.  GENERAL.  This Lease does not.  create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant and optionor and optionee.  One or more waivers of any default of Tenant by Landlord shall not be construed as a waiver of a subsequent, breach of the same covenant, term or condition.  The consent to or approval by Landlord of any act by Tenant requiring Landlord’s consent or approval shall not waive or render unnecessary Landlord’s consent to or approval of any subsequent similar act by

Tenant.  Whenever under this Lease provision is made for Tenant securing the consent or approval of Landlord, such consent or approval shall not be unreasonably withheld.  Each term and each provision of this Lease performable by Tenant shall be construed to be both a covenant and a condition.  The marginal or topical headings of the several articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such articles, paragraphs or clauses.  All preliminary negotiations and all prior written agreements regarding the subject matter of this Lease are superseded and merged into and incorporated in this Lease.  The laws of the State of Minnesota shall govern the validity, performance and enforcement of this Lease.  The terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the successors in interest and assigns of the parties hereto.

ARTICLE 17.  QUIET ENJOYMENT.  Landlord covenants and agrees with Tenant that upon Tenant paying the rent and performing all of the terms and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby leased, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 18.  ASSIGNMENT AND SUBLETTING.  Neither Landlord nor Tenant shall assign this Lease or sublease all or part of the leased premises without the prior written consent of the other party.  Notwithstanding the foregoing, Tenant shall have the right to assign or transfer its rights and interest under this Lease, including without limitation its rights under Article 2 hereof, without the consent of Landlord, in connection and together with the sale or transfer of all or substantially all the assets of Tenant, in connection with a merger of Tenant with another entity, regardless of whether Tenant or another entity is the surviving entity, or to an entity that, controls, is controlled by, or is under common control with Tenant; provided that the obligations of Tenant hereunder shall not be released or otherwise affected by such assignment and Tenant, shall remain personally liable for the payment and performance of its obligations hereunder upon and after such assignment or transfer.

ARTICLE 19.  SETTLEMENT ISSUES.  Notwithstanding any other provision of this Agreement, if the Option is exercised and the Option Closing occurs prior to December 2, 2003, the Option Price will be reduced as set forth in the following table:

Date of Option Closing	Reduction of Option Price

After January 1 and on or before February 1, 2003	$70,950
After February 1 and on or before March 1, 2003	$64,500
After March 1 and on or before April 1, 2003	$58,050
After April 1 and on or before May 1, 2003	$51,600
After May 1 and on or before June 1, 2003	$45,150
After June 1 and on or before July, 1, 2003	$38,700
After July 1 and on or before August 1, 2003	$32,250
After August 1 and on or before September 1, 2003	$25,800
After September 1 and on or before October 1, 2003	$19,350
After October 1 and on or before November 1, 2003	$12,900
After November 1 and on or before December 1, 2003	$6,450

ARTICLE 20.  MEMORANDUM OF LEASE.  The parties agree not to record or register this Lease, but the parties shall execute on the date hereof two (2) copies of the Memorandum of

Lease and Option attached hereto as Exhibit B, and either party may record or register said Memorandum of Lease and Option.

(Signatures follow).

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Lease to be executed as of the day and year first above written.

B&L RENTALS, L.L.C.

By
Jon A. Berg
Its

By
Ronald H. Langlie
Its

WATERS INSTRUMENTS, INC.

By
Its President

EXHIBIT A

TO

LEASE AND OPTION TO PURCHASE

LEGAL DESCRIPTION OF LEASED PREMISES

PARCEL I:

A tract of land in the Northwest Quarter of Section 30, Township 105 North, Range 20 West, Steele County, Minnesota, described as follows:

Commencing at a point on the North line of State Highway #30 and 600 feet West of the Intersection of the West right-of-way of Interstate Highway #35 and North right-of-way of State Highway #30; thence North 400 feet; thence West 600 feet; thence South to a point on the North line of said State Highway #30; thence East along the North right-of-Way Highway #30 to a point of commencement.

PARCEL II:

A tract of land being a part of the Northwest Quarter of Section 30, Township 105 North, Range 20 West, Steele County, Minnesota, described as follows:

Commencing at the Southeast Corner of said Northwest Quarter; thence West along the South line of said Northwest Quarter 650.66.feet; thence North 20 degrees West 44.70 feet; thence North 20 degrees East 79.81 feet to the point of beginning (said point being the intersection of the North Right of Way line of State Trunk Highway No. 30 and the Westerly Right of Way line of Interstate Highway No. 35); thence West parallel with the South line of said Northwest Quarter along said North Right of Way line 600.0 feet; thence North 400.0 feet; thence East 745.23 feet to the Westerly Right of Way line of said Highway No: 35; thence South 20 degrees West 425.68 feet to the point of beginning.

EXHIBIT B

TO

BUILDING LEASE

MEMORANDUM OF LEASE AND OPTION

THIS AGREEMENT, Made and entered into as of the 6th day of August, 2001, by and between B&L Rentals, L.L.C., a Minnesota limited liability company (“Landlord”), and NORTH CENTRAL PLASTICS, INCORPORATED, a Minnesota corporation (“Tenant”).

WITNESSETH:

WHEREAS, the parties have this day entered into that certain Lease and Option to Purchase (the “Lease and Option”),.  wherein Landlord has leased to Tenant and has granted Tenant an option to purchase certain property located in Steele County, Minnesota, described in Exhibit A attached hereto, which, premises are hereinafter referred to as the “leased premises”.

NOW, THEREFORE, in consideration of the mutual covenants contained in said Lease and Option, and for other good and valuable consideration, Landlord hereby leases the leased premises to Tenant, upon the terms and conditions and for the rent set forth in the Lease and Option, which is hereby incorporated herein and made a part hereof, for a term of approximately ten (10) years, commencing on the date hereof and expiring on June 30, 2011, and grants to Tenant the option to purchase the leased premises during a period commencing June 30, 2002 and expiring December 1, 2005 upon the terms and conditions and for the purchase price set forth in the Lease and Option.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

B&L RENTALS, L.L.C.

By
Jon A. Berg
Its

By
Ronald H. Langlie
Its

(signatures continue)

1

WATERS INSTRUMENTS, INC.

By
Its President

STATE OF MINNESOTA	)
) SS.
COUNTY OF ___________	)

The foregoing instrument was acknowledged before me this          day of October, 2002, by JON A. BERG and RONALD H. LANGLIE on be of B&L Rentals, L.L.C.

Notary Public

STATE OF MINNESOTA	)
) SS.
COUNTY OF ___________	)

The foregoing instrument was acknowledged before me this         of October, 2002, by Jerry Grabowski, the President of WATERS INSTRUMENTS, INC., a Minnesota corporation on behalf of the corporation.

Notary Public

THIS INSTRUMENT DRAFTED BY:

FREDRIKSON & BYRON, P.A.

1100 International Centre

900 Second Avenue South

Minneapolis, MN 55402

2

EXHIBIT A

TO

MEMORANDUM OF LEASE AND OPTION

LEGAL DESCRIPTION OF LEASED PREMISES

PARCEL I:

A tract of land in the Northwest Quarter of Section 30, Township 105 North, Range 20 West, Steele County, Minnesota, described as follows:

Commencing at a point on the North line of State Highway #30 and 600 feet West of the Intersection of the West right-of-way of Interstate Highway #35 and North right-of-way of State Highway #30; thence North 400 feet; thence West 600 feet; thence South to a point on the North line of said State Highway #30; thence East along the North right-of-way Highway #30 to a point of commencement.

PARCEL II:

A tract of land being a part of the Northwest Quarter of Section 30, Township 105 North, Range 20 West, Steele County, Minnesota, described as follows:

Commencing at the Southeast Comer of said Northwest Quarter; thence West along the South line of said Northwest Quarter 650.66 feet; thence North 20 degrees West 44.70 feet; thence North 20 degrees East 79.81 feet to the point of beginning.(said point being the intersection of the North Right of Way line of State Trunk Highway No. 30 and the Westerly Right of Way line of Interstate Highway No. 35); thence West parallel with the South line of said Northwest Quarter along said North Right of Way line 600.0 feet; thence North 400.0 feet; thence East 745.23 feet to the Westerly Right of Way 1ine of said Highway No. 35; thence South 20 degrees West 425.68 feet to the point of beginning.

TERMINATION OF LEASE AGREEMENT

THIS AGREEMENT is made this 3rd day of November, 2003, by and between B & L Rentals, LLC, a Minnesota limited liability company, hereinafter referred to as “B & L Rentals”: and North Central Plastics, Incorporated, now known as Waters Instruments, Inc. through a merger into Waters Instruments, Inc., hereinafter referred to as “Waters”.

WHEREAS, the parties hereto did enter into a Lease Agreement and Option dated August 6, 2001, pursuant to that Memorandum of Lease and Option dated August 6, 200, filed August 15, 2001, as Document No. A291865, referred to that certain unrecorded Lease by and between B & L Rentals, LLC, a Minnesota limited liability company, as Lessor and North Central Plastics, Incorporated, a Minnesota corporation, as Lessee; and

WHEREAS, said option has been exercised and said real estate has been acquired by Waters Instruments, Inc.; and

WHEREAS, the lease agreement is to be terminated.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       That lease agreement referred to by that Memorandum of Lease and Option dated August 6, 2001, filed August 15, 2001, as Document No. A291865 is hereby terminated effective November 3, 2003.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the date and year first above written.

B & L Rentals, LLC

By:	/s/ Ronald H. Langlie
Vice President

Waters Instruments, Inc.

By:	/s/ Gregory J. Anshus